Exhibit 99.8

To
ALPHA BANK A.E.
Back Offices Division
Shareholders’ Section
40 Stadiou Street
GR-102 52 ATHENS

DECLARATION - PROXY
FOR THE PARTICIPATION IN THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF ALPHA BANK A.E.

Full Name/Company name	:
Father’s Name	:
Representative (for legal entities)	:
Certification	:	ID Card No:	Tax Registration No:	Tax Office:
Address/Headquarters	:
Contact Number/Person	:
Investor Account Number in the (DSS)	:
Number of shares	:

□	the total number from which I will have a voting right on the “record date”, as defined in article 28a par. 4 of Codified Law 2190/1920

□	(exact number of shares)

I have received the Invitation for the Extraordinary General Meeting of ALPHA BANK A.E., which will convene at the Hilton Athens Hotel (46 Vassilissis Sophias Avenue, Athens) on Monday, October 24 at 10:00 or anywhere else or at any other time, due to interruption, postponement, continuance or repetition of the initial Meeting and I declare that I intend to participate in it and exercise the total number of voting rights deriving from the above mentioned shares, in accordance with the law and the Bank’s Articles of Incorporation, by a proxy, and to that end I grant hereby to

1.		(father’s name)
	address:	ID Card No
2.		(father’s name)
	address:	ID Card No
3.		(father’s name)
	address:	ID Card No

the instructions, power of attorney and right to represent me, acting jointly or severally, at the Extraordinary General Meeting of ALPHA BANK A.E. which will convene at the Hilton Athens Hotel (46 Vassilissis Sophias Avenue, Athens) on Monday, October 24 at 10:00 or anywhere else or at any other time, due to interruption, postponement, continuance or repetition of the initial Meeting, participate in the discussions, vote in my name and on my behalf on all items of the daily agenda at his/hers/their discretion, exercise any of my rights at the Meeting and, in general, perform any action necessary for my lawful participation and voting at the General Meeting, as well as for the completion of its proceedings.

I approve and recognise as lawful, valid, forceful and binding any action of the above person/s, which will take place within the context of the present authorisation.

The present shall be invalidated if I participate in person at the above General Meeting.

2011
(Place) (Date)

THE SHAREHOLDER

(Verification of signature)

Please send the “Declaration - Authorisation” to the Bank by Fax at +30 210 326 5811 or at +30 210 326 5506 or submit it at the Shareholders’ Section, 40 Stadiou Street, GR-102 52 ATHENS or at any of the Bank’s Branches, by the third day prior to the date of the General Meeting, i.e. Friday, October 21, 2011, during business days and hours in Greece.

The merger is subject to disclosure requirements of Greece, which are different from those of the United States.  Financial statements and financial information included in the documents provided to shareholders, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Greece, and some or all of its officers and directors may be residents of a non-U.S. country.  You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.